UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):December 21, 2006

247MGI, INC.
(Exact name of registrant as specified in its charter)

Florida	0-30011	65-0309540
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1007 N. Federal Highway, Suite D-6, Ft. Lauderdale, FL	33304
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:(561) 208-8101

Total Identity Corp.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.03 AMENDMENTS TO ARTICLES OF INCORPORATION OR BYLAWS; CHANGE IN FISCAL YEAR
ITEM 8.01 OTHER EVENTS

Effective at the close of business on December 20, 2006 (the "Effective Time") Total Identity Corp. has amended its Articles of Incorporation to:

•	change the corporate name to 247MGI, Inc.,
•	increase the number of authorized shares of its common stock from 30,000,000 shares to 500,000,000 shares,
•	increase the number of its authorized shares of preferred stock from 1,500,000 shares to 5,000,000 shares, and
•	effect a one for 100 (1:100) reverse stock split of its outstanding common stock.

The actions were approved by the company's board of directors and the holder of a majority of its outstanding voting securities, all as more fully set forth in the Information Statement on Schedule 14C as filed with the Securities and Exchange Commission on December 1, 2006.

As a result of the name change and reverse stock split, the trading symbol for the company's common stock which is quoted on the OTC Bulletin Board was changed from TIDC to TOFS, and the CUSIP number of its common stock was changed to 90186V108. From and after the Effective Date of the reverse split, share certificates theretofore representing pre-split shares will represent only the right to receive the appropriate number of post-split shares. Fractional shares will not be issued in connection with the reverse split; any fractions resulting from the reverse split will be rounded up to the nearest full share. Shareholders will receive a transmittal letter with instructions to enable them to surrender their certificates evidencing the pre-split shares and receive certificates for post-split shares in replacement thereof.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

December 27, 2006	247MGI, Inc.

By: /s/ Matthew P. Dwyer
Matthew P. Dwyer, President and Chief Executive officer